                                                                     EXHIBIT 4.2
                            SUPPLEMENTAL INDENTURE


     SUPPLEMENTAL INDENTURE, dated as of May 14, 1998, among Plitt Theatres, Inc., as Issuer (the "Issuer"), Loews Cineplex Entertainment Corporation, as Guarantor ("Loews Cineplex") and The Bank of New York, as Trustee (the "Trustee").

     WHEREAS, the Issuer and Cineplex Odeon Corporation, as Guarantor ("Cineplex Odeon"), have executed and delivered to the Trustee an Indenture, dated as of June 23, 1994 (the "Indenture"), providing for the issuance by the Issuer of $200 million in aggregate principal amount of 10 7/8% Senior Subordinated Securities (the "Notes") (capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Indenture);

     WHEREAS, pursuant to Section 5.01 of the Indenture, Loews Cineplex will assume the obligations of Cineplex Odeon as Guarantor of the Notes pursuant to the terms of the Indenture and the Notes, and Cineplex Odeon will be released from such obligations;

     NOW, THEREFORE, in consideration of the premises, Loews Cineplex hereby covenants and agrees with the Trustee and its successor or successors in said trust under the Indenture as follows:

     Section 1.  Assumption of Obligations.  Loews Cineplex hereby agrees to
                 -------------------------
assume the obligations of Cineplex Odeon as Guarantor under the Parent Guarantee set forth on Article Twelve of the Indenture for the equal and ratable benefit of the holders of the Notes, subject to the provisions of Article Thirteen of the Indenture.

     Section 2.  Notice.  Notices to Loews Cineplex under the Indenture should
                 ------
be sent to Loews Cineplex Entertainment Corporation, 711 Fifth Avenue, 11th Floor, New York, New York 10022, Attention: John C. McBride, Jr., General Counsel, with a copy to Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004, Attention: David C. Golay.

     Section 3.  Release.  The Trustee, on behalf of any and all holders of the
                 -------
Notes, hereby acknowledges, releases and discharges Cineplex Odeon and its successors and assigns (other than Loews Cineplex), from all obligations owed by Cineplex Odeon to any and all holders of the Notes arising with respect to the Parent Guarantee or the Indenture.

     Section 4.  Miscellaneous.
                 -------------

     a) The Indenture as amended and supplemented by this Supplemental Indenture is in all respects preserved and confirmed.

     b) This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of the Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

     c) For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, capitalized terms used in this Supplemental Indenture and defined in the Indenture shall have the meanings specified in the Indenture.

     d) This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

     e) The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

     IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.


                                    PLITT THEATRES, INC.,
                                    as Issuer


                                    By:   /s/ Michael Herman
                                          ---------------------------------
                                          Name:  Michael Herman
                                          Title: Executive Vice President,
                                                 Corporate Affairs and
                                                 Secretary


                                    LOEWS CINEPLEX
                                    ENTERTAINMENT CORPORATION,
                                    as Guarantor


                                    By:   /s/ Joseph Sparacio
                                          ----------------------------------
                                          Name:  Joseph Sparacio
                                          Title: Vice President and
                                                 Controller


                                    THE BANK OF NEW YORK,
                                    as Trustee


                                    By:   /s/ Marie E. Trimboli
                                          ---------------------------------
                                          Name:  Marie E. Trimboli
                                          Title: Assistant Treasurer

                                      -3-